MIDWAY APPOINTS TIMOTHY HADDON AS NON-EXECUTIVE CHAIRMAN

August 19, 2014

Denver, Colorado – The board of directors of Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) on August 18 appointed Timothy Haddon as the Company’s new non-executive chairman.

On August 6, with Ken Brunk’s decision to retire as Chairman & CEO, the Board of Directors announced its intent to move forward with the following leadership and governance changes:

・        To separate the Chairman & CEO roles and appoint a new, non-executive Chairman, and

・        To conduct a search for the new CEO, to lead Midway as it becomes an operating gold mining company

The Board is now very pleased to announce the appointment of Timothy Haddon as the new non-executive Chairman of Midway, effective immediately, with Ken Brunk continuing to serve as President & CEO until the new CEO is appointed. Mr. Haddon will replace Mr. Roger Newell on the Board, who has retired from the Board after 5 years as a director.

With regard to this appointment, Mr. Brunk stated, “We believe Mr. Haddon is an excellent addition to our company especially given his experience with bringing companies to production and through their first years of operation. As well, on behalf of the full Board, I’d also like to thank Roger Newell for his services. Roger has served as a director for Midway since December 2009 and has been a joy to work with. He has brought a breadth of knowledge to Midway and we are pleased that has agreed to continue to serve Midway in an advisory role.”

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August 19, 2014

Mr. Haddon is extremely well qualified for this new role as non-executive Chair of Midway given his extensive background and strong track record in mining. He is currently Chairman of Thompson Creek Metals and President & CEO of International Resource Management Co. a private company, which invests in and provides consulting services to the mining industry. His past board memberships include Alacer Gold Corp, International Tower Hill Mines Ltd., Pala Investments AG, NewWest Gold Corporation, and, Ascendant Copper Corporation. He was President and CEO of Amax Gold Inc. from 1989 to 1993.

Mr. Haddon also serves on the Board of Trustees of the Colorado School of Mines, where he obtained a Bachelor of Science in Mining Engineering.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at 720-979-0900.

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Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. Forward-looking statements are typically identified by words such as: “may”, “should”, “plan”, “believe”, “predict”, “expect”, “anticipate”, “intend”, “estimate”, postulate” and similar expressions or the negative of such expressions or which by their nature refer to future events. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Other risks, uncertainties and factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; changes in interest and currency exchanges rates; local and community impacts and issues; environmental costs and risks; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.